FOR IMMEDIATE RELEASE

Dun & Bradstreet Announces Leadership Change

SHORT HILLS, N.J. – March 9, 2018 – Dun & Bradstreet (NYSE:DNB), the global leader in commercial information growing the most valuable relationships in business through data, today announced that Joshua L. Peirez, President and Chief Operating Officer, has resigned from the Company to pursue other opportunities, effective March 15, 2018. The Company intends to announce a transition plan in due course.

Mr. Peirez said, “It has been a privilege to work alongside the Dun & Bradstreet senior leadership team and our Company’s talented and dedicated employees. I am proud of the strong global relationships we have built with our partners and customers. After seven great years at Dun & Bradstreet, it is now the right time for me to pursue other opportunities that have been presented to me.”

“Josh has been a valued member of the senior leadership team and we thank him for his numerous contributions,” said Thomas Manning, Dun & Bradstreet Chairman of the Board and interim CEO. “On behalf of the Board, I wish Josh all the best in his next opportunity.”

About Dun & Bradstreet®

Dun & Bradstreet (NYSE: DNB) grows the most valuable relationships in business. By uncovering truth and meaning from data, we connect our customers with the prospects, suppliers, clients and partners that matter most, and have since 1841. Nearly ninety percent of the Fortune 500, and companies of every size around the world, rely on our data, insights and analytics. For more about Dun & Bradstreet, visit DNB.com. Twitter: @DnBUS.

Forward-Looking Statements

The statements in this press release that do not relate to historical facts may be forward-looking statements. These include, without limitation, any statements related to the Company’s ability to effectively implement any transition in its management.  These forward-looking statements can also be identified by the use of words like “will,” “continues,” ”intends,” and other words of similar meaning. Forward-looking statements are inherently uncertain and are subject to a number of risks and uncertainties that could cause actual results and outcomes to be materially different from those indicated by the forward-looking statements. These risks and uncertainties include, among others, (i) risks relating to management and key personnel changes; and (ii) the other factors described under the headings “Risk Factors,” “Management’s Discussion and Analysis,” “Legal Proceedings” and elsewhere in the Company’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and the Company’s other reports or documents filed or furnished with the Securities and Exchange Commission.

The Company cautions that the foregoing list of important risk factors is not complete and except as otherwise required by federal securities laws does not undertake any obligation to update any forward-looking statement.

Contacts

Media
Deborah McBride, 973-921-5714
mcbrided@dnb.com

or

Investors/Analysts
Kathy Guinnessey, 973-921-5892
Kathy.Guinnessey@dnb.com